Exhibit 10.5

WALTER INDUSTRIES, INC.

SUPPLEMENTAL PENSION PLAN

AMENDED AND RESTATED

AS OF

JANUARY 1, 2008

WALTER INDUSTRIES, INC.

SUPPLEMENTAL PENSION PLAN

AMENDED AND RESTATED

AS OF

JANUARY 1, 2008

WALTER INDUSTRIES, INC.

SUPPLEMENTAL PENSION PLAN

AMENDED AND RESTATED

AS OF

JANUARY 1, 2008

ARTICLE I

Purpose

Walter Industries, Inc. (the “Company”) previously established the Walter Industries, Inc. Supplemental Pension Plan (the “Plan”) to be effective as of July 31, 1989.  The Company has determined it would be in the best interests of the Participants to amend and restate the Plan effective as of January 1, 2008 to comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).  The Plan is an unfunded plan established and maintained to provide supplemental benefits for employees who substantially contribute to the success of the Company or a Related Employer.  The purpose of the Plan is to supplement the benefits of those select management or highly compensated employees whose pension benefits under the Pension Plan for Salaried Employees of Walter Industries, Inc. Subsidiaries, Divisions and Affiliates (the “Qualified Plan”) are limited by reason of the restrictions under Sections 401(a)(17) and 415 of the Code.  The Plan is a nonqualified deferred compensation plan that is intended to comply with Section 409A of the Code.

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ARTICLE II

Definitions

Whenever used hereinafter, the following terms shall have the meaning set forth below.

(a)           “Accrued Benefit” shall mean the Supplemental Benefit which the Participant is entitled to as of the date of determination, calculated under paragraph (a) of Article V and paid in accordance with Article VII.

(b)           “Actuarial Equivalent” shall mean a benefit of equivalent current value to the benefit that would otherwise have been provided to the Participant, determined in accordance with the rules established by the Plan Administrator using the actuarial methods and actuarial assumptions set forth under the Qualified Plan.

(c)           “Actuarial Present Value” shall mean, with respect to determining the amount of a lump sum payment, an amount determined by using the actuarial assumptions set forth in the Qualified Plan.

(d)           “Affiliate” shall mean, with respect to the Company, any corporation other than such Company that is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which such Company is a member; all other trades or businesses (whether or not incorporated) under common control, within the meaning of Section 414(c) of the Code, with such Company; any service organization other than such Company that is a member of an affiliated service group, within the meaning of Section 414(m) of the Code, of which such Company is a member; and any other organization that is required to be aggregated with such Company under Section 414(o) of the Code.

(e)           “Board of Directors” shall mean the Board of Directors of the Company.

(f)            “Change in Control” of the Company shall mean the occurrence of any one (1) or more of the following events:

(1)           A change in the effective control of the Company, which occurs only on either of the following dates:

(A)          The date any Person or more than one Person acting as a group (other than the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company representing more than thirty percent (30%) of the total voting power of the stock of the Company; or

(B)           The date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

provided that, in any event, the transaction must constitute a “change in the effective control” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5)(vi).

(2)           The date any Person or more than one Person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) all or substantially all of the Company’s assets; provided that the transaction must constitute a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5)(vii).

Notwithstanding the foregoing, in no event shall a Change in Control of the Company be deemed to have occurred if the Company undergoes a strategic realignment of its businesses (such as a split-up or spin-off transaction), with or without a shareholder vote.

(3)           Notwithstanding the foregoing, it shall not be considered a Change in Control for the chief executive officer of Jim Walter Resources, if the Company undergoes a strategic realignment of its businesses (such as a split-up or spin-off transaction), with or without a shareholder vote, and provided that he retains the position of chief executive officer of Jim Walter Resources with the same compensation arrangements that existed prior to such strategic realignment.

(g)           “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute.  Reference to a specific section of the Code shall include a reference to any successor provision.

(h)           “Company” shall mean Walter Industries, Inc. and its successors.

(i)            “Effective Date” shall mean, with respect to this amendment and restatement, January 1, 2008.  The Plan was originally effective July 31, 1989.

(j)            “Participant” shall mean any employee of the Company or Related Employer who is covered by this Plan as provided in Article IV.

(k)           “Person” shall have the meaning ascribed to such term in the Code and Treasury Regulations.

(l)            “Plan” shall mean the Walter Industries, Inc. Supplemental Pension Plan as it may be amended from time to time.

(m)          “Plan Administrator” shall mean the Executive Compensation Committee of the Board of the Company.

(n)           “Plan Year” shall mean the 12-month period ending each December 31.

(o)           “Qualified Plan” shall mean the Pension Plan for Salaried Employees of Walter Industries, Inc. Subsidiaries, Divisions and Affiliates.

(p)           “Related Employer” shall mean any Affiliate who adopts this Plan with the consent of the Company.

(q)           “Separation from Service shall mean the Participant’s termination of employment with the employer within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h). For this purpose, the “employer” is the Company and every entity or other person which collectively with the Company constitutes a single service recipient (as that term is defined in Treasury Regulations Sections 1.409A-1(g)) as the result of the application of the rules of Treasury Regulations Sections 1.409A-1(h)(3); provided that an 80% standard (in lieu of the default 50% standard) shall be used for purposes of determining the service recipient/employer for this purpose.

(r)            “Service Recipient” shall mean the Company or an Affiliate of the Company for which the Employee performs services and any Affiliates of the Company or a subsidiary of the Company that are required to be considered a single employer under Sections 414(b) and 414(c) of the Code.

(s)           “Specified Employee” shall mean a key employee of the Service Recipient within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations Section 1.409A-1(i), as determined in accordance with the procedures adopted by the Company that are then in effect, or, if no such procedures are then in effect, in accordance with the default procedures set forth in Treasury Regulations Section 1.409A-1(i).

(t)            “Spouse” shall mean a person legally married to the Participant in accordance with Federal law.

(u)           “Supplemental Benefit” shall mean the benefit provided for a Participant by the Company in accordance with Article V.

(v)           “Year of Service” shall mean each 12-month period of employment with the Company or Related Employer or an Affiliate of the Company or Related Employer commencing on the Participant’s initial date of hire.  Periods of employment of less than 12 months will be aggregated.

ARTICLE III

Administration

(a)           Plan Administrator.

(1)           The Plan Administrator shall have complete control and discretion to manage the operation and administration of the Plan, with all powers necessary to enable it to carry out its duties in that respect.  Not in limitation, but in amplification of the foregoing, the Plan Administrator shall have the following powers:

(A)          To determine all questions relating to the eligibility of Participants to continue to participate;

(B)           To maintain all records and books of account necessary for the administration of the Plan;

(C)           To interpret the provisions of the Plan and to make and to publish such interpretive or procedural rules as are not inconsistent with the Plan and applicable law;

(D)          To compute, certify and arrange for the payment of benefits to which the Participant or any Beneficiary is entitled;

(E)           To process claims for benefits under the Plan by the Participant or any Beneficiary;

(F)           To engage consultants and professionals to assist the Plan Administrator in carrying out its duties under this Plan; and

(G)           To develop and maintain such instruments as may be deemed necessary from time to time by the Plan Administrator to facilitate payment of benefits under the Plan.

(2)           The Plan Administrator may designate employees of the Company to assist the Plan Administrator in the administration of the Plan and perform the duties required of the Plan Administrator hereunder.

(b)           Plan Administrator’s Authority.  The Plan Administrator may consult with Company’s officers, legal and financial advisers and others, but nevertheless the Plan Administrator shall have the full authority and discretion to act, and the Plan Administrator’s actions shall be final and conclusive on all parties.

(c)           Claims and Appeal Procedure for Denial of Benefits.  A Participant or a beneficiary (the “Claimant”) may file with the Plan Administrator a written claim for benefits if the Participant determines the distribution procedures of the Plan have not provided him his proper interest in the Plan.  The Plan Administrator must render a decision on the claim within a reasonable period of time of the Claimant’s written claim

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for benefits.  The Plan Administrator must provide adequate notice in writing to the Claimant whose claim for benefits under the Plan the Plan Administrator has denied.  Notice must be provided to the Claimant within a reasonable period of time, but not later than 90 days (45 days in the case of a claim for disability benefits) after the receipt of a claim.  If the Plan Administrator determines the additional time is needed, written notice will be forwarded to the Participant prior to the expiration of the 90-day period (45 days in the case of a claim for disability benefits).  The extension will not exceed 90 days (30 days in the case of a claim for disability benefits) from the end of the initial period.  The Plan Administrator’s notice to the Claimant must set forth:

(1)           The specific reason for the denial;

(2)           Specific references to pertinent Plan provisions on which the Plan Administrator based its denial;

(3)           A description of any additional material and information needed for the Claimant to perfect his claim and an explanation of why the material or information is needed;

(4)           Appropriate information as to the steps to be taken if the Claimant wants to submit the claim for review; and

(5)           In the case of disability benefits, where disability is determined by a physician appointed by the Plan Administrator, the specific basis for the determination of the physician.

Any appeal the Claimant wishes to make of an adverse determination must be made in writing to the Plan Administrator within sixty (60) days (or 180 days in the case of a claim for disability benefits where the disability is determined by a physician chosen by the Plan Administrator) after receipt of the Plan Administrator’s notice of denial of benefits.  The Plan Administrator’s notice must further advise the Claimant that his failure to appeal the action to the Plan Administrator in writing will render the Plan Administrator’s determination final, binding and conclusive.  The Plan Administrator’s notice of denial of benefits must identify the name and address of the Plan Administrator to whom the Claimant may forward his appeal.

If the Claimant should appeal to the Plan Administrator, he, or his duly authorized representative, must submit, in writing, whatever issues and comments he, or his duly authorized representative, believes are pertinent.  The Claimant, or his duly authorized representative, may review pertinent Plan documents free of charge.  The Plan Administrator will re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances.  The Plan Administrator must advise the Claimant of its decision within 60 days following (45 days in the case of a claim for disability benefits) the Claimant’s written request for review.  If the Plan Administrator determines the additional time is needed, written notice will be forwarded to the Participant prior to the expiration of the 60-day period.  The extension will not exceed 60 days (45 days in the case of a claim for disability benefits) from the end of the initial period.

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ARTICLE IV

Eligibility and Participation

All employees of the Company or a Related Employer whose pension benefits are limited under the Qualified Plan by reason of the restrictions under Sections 401(a)(17) and 415 of the Code shall be eligible to participate in the Plan.

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ARTICLE V

Plan Benefits/Vesting

(a)           Supplemental Benefit.  In the event that a Participant incurs a Separation from Service, the Participant shall be entitled to a Supplemental Benefit payable in accordance with Article VII and equal to the excess, if any, of (1) over (2), where:

(1)           is the Actuarial Equivalent of the accrued benefit that would have been payable to or on behalf of such Participant under the Qualified Plan determined as of the date benefits under this Plan become payable, if the provisions of the Qualified Plan were administered without regard to any limitations imposed by the Code (including but not limited to the application of Code Sections 401(a)(17) and 415) on the rate or amount of benefit accrual; and

(2)           is the Actuarial Equivalent of the accrued benefit that is payable to or on behalf of the Participant under the Qualified Plan determined as of the date the benefit under this Plan becomes payable.

(b)           Death Benefit.  In the event of the death of a married Participant while employed with the Company or Related Employer, his Spouse shall be entitled to a death benefit payable pursuant to Article VII in an amount equal to 100% of the Actuarial Present Value of the Participant’s Accrued Benefit determined in accordance with (a) above, except that the benefit shall be calculated as if the Participate terminated employment on the day before his death.  If a Participant is not married on the date of his death, death benefits are not available under this Plan.

(c)           Change in Control Benefit.  Participants who have an employment agreement that provides for a Change in Control benefit under this Plan will, upon a Change in Control, be entitled to a benefit payable pursuant to Article VII in an amount equal to 100% of the Actuarial Present Value of the Accrued Benefit determined in accordance with paragraph (a) above, except that the benefit shall be calculated as of the date of the Change in Control.

(d)           Vesting.  A Participant shall become vested in the Supplemental Benefit provided under the Plan upon the earlier of:

(1)           completion of 5 Years of Service;

(2)           the date a Change in Control occurs provided that vesting will occur only if the Participant is entitled to the Change in Control benefit described in paragraph (c) above; or

(3)           the date of the Participant’s death.

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ARTICLE VI

Funding

(a)           Financing.  The benefits under this Plan, and the expenses of administering the Plan and maintaining any trust created pursuant to paragraph (d) of this Article VI, shall be paid out of the general assets of the Company.

(b)           No Trust Created. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a funded plan, a trust of any kind or a fiduciary relationship between the Company and the Participant, his Beneficiary or any other person.

(c)           Unsecured Interest. The Participant shall not have any interest whatsoever in any specific asset of the Company or the Related Employer.  To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or other Related Employer.

(d)           Establishment of Rabbi Trust.

(1)           The Company may utilize one or more trusts in conformance with the terms of the model trust described in Revenue Procedure 92-64 to assist in meeting its obligations to Participants under this Plan.

(2)           Except as otherwise provided in the trust established with respect to the Plan, the Company or a Related Employer, in its sole discretion, and from time to time, may make contributions to the trust.  Unless otherwise paid by the Company or a Related Employer, all benefits under the Plan and expenses chargeable to the Plan shall be paid from the trust.

(3)           The powers, duties and responsibilities of the trustee of the trust shall be as set forth in the trust agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the trustee.

(e)           Subject to Claims. The Plan constitutes an unsecured promise by the Company to pay benefits in the future and the Participants employed by the Company or the Related Employer shall have the status of general unsecured creditors of the Company or Related Employer.  The Plan is unfunded for Federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. All amounts credited to the Participants’ accounts will remain the general assets of the Company or a Related Employer and shall remain subject to the claims of the Company’s or the Related Employer’s creditors until such amounts are distributed to the Participants.

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ARTICLE VII

Benefit Distributions

(a)           Time of Distribution of Benefits.  Benefits shall commence on the first day of the second month following the first to occur of the following:

(1)           the Participant’s Separation from Service for any reason, including retirement; provided, any distribution to be made to a Specified Employee as a result of a Separation from Service (for any reason other than death) shall occur on the first day of the seventh month following the date of the Participant’s Separation from Service;

(2)           the Participant’s death; or

(3)           a Change in Control.

(b)           Form of Payment.  All benefits under the Plan shall be paid as a single lump sum.

(c)           Forfeitures.  Upon a Participant’s Separation from Service with the Company or a Related Employer (including an Affiliate of the Company), the nonvested interest in his Supplemental Benefit, if any, shall be forfeited.  Such forfeited amount may be used, in the discretion of the Plan Administrator, to offset administrative expenses of the Plan or any trust established pursuant to the Plan or to reduce any future contributions of the Company or a Related Employer.

(d)           Tax Withholding.  The Company may withhold, or require the withholding from any benefit payment which it is required to make, any federal, state or local taxes required by law to be withheld with respect to a benefit payment and such sum as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.  Upon discharge or settlement of such tax liability, the Company shall distribute the balance of such sum, if any, to the Participant, or if the Participant is then deceased, to the Beneficiary of the Participant.  Prior to making any payment hereunder, the Company may require such documents from any taxing authority, or may require such indemnities or surety bond, as the Company shall reasonably deem necessary for its protection.

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ARTICLE VIII

Amendment and Termination

(a)           Amendment and Termination.  The Plan may be amended at any time, or from time to time, by the Company, and the Plan may be terminated at any time by the Company.  Any such amendment or termination shall be ratified and approved by the Company’s Board of Directors.  Notice of any such amendment or termination shall be given in writing to each Participant having an interest in the Plan.  The ability of the Company to terminate the Plan shall comply with Section 409A of the Code and the regulations thereunder.

(b)           Effect of Amendment or Termination.

(1)           No amendment or termination of the Plan shall affect the rights of any Participant with respect to any Accrued Benefits determined as of the date of such amendment or termination.

(2)           In the event that the Plan is terminated, the Participant’s Accrued Benefit shall be distributed to the extent permitted under Section 409A of the Code.  The timing and manner of the distribution of benefits in connection with any termination of the Plan shall comply with Section 409A of the Code and the regulations thereunder.  No payment of any Participant’s benefit under the Plan may be accelerated as a result of the termination of the Plan unless:

(A)          the Plan is terminated within the period of 30 days preceding or the 12 months following a “Change in Control” event (as the term is defined in Treasury Regulations Section 1.409A-2(g)(4));

(B)           the Plan is terminated within 12 months of a corporate dissolution or is terminated with the approval of a bankruptcy court overseeing a bankruptcy of the Company;

(C)           The Company terminates this Plan and all other similar deferred compensation arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c), provided that (i) any benefits payable as a result of the termination (other than benefits that would have been payable under the terms of the Plan without regard to the termination) are not paid until at least 12 months after the date of termination of the Plan, (ii) all benefit payments under the Plan are completed within 24 months after the date of termination of the Plan, and (iii) the Company does not adopt a new or replacement deferred compensation plan within 5 years after the date of termination of the Plan.

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ARTICLE IX

Miscellaneous

(a)           Payments to Minors and Incompetents.  If the Plan Administrator receives satisfactory evidence that a person who is entitled to receive any benefit under the Plan, at the time such benefit becomes available, is a minor or is physically unable or mentally incompetent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of such person, and that no guardian, or other representative of the estate of such person shall have been duly appointed, the Plan Administrator may authorize payment of such benefit otherwise payable to such person to such other person or institution; and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

(b)           Plan Not a Contract of Employment.  The Plan shall not be deemed to constitute a contract between the Company and the Participant, nor to be consideration for the employment of the Participant.  Nothing in the Plan shall give the Participant the right to be retained in the employ of the Company; the Participant shall remain subject to discharge or discipline as an employee to the same extent as if the Plan had not been adopted.

(c)           No Interest in Assets.  Nothing contained in the Plan shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of the Company or a Related Employer. No Participant in the Plan shall have a security interest in assets of the Company or a Related Employer used to make contributions or pay benefits.

(d)           Recordkeeping.  Appropriate records shall be maintained for the purpose of the Plan by the officers and employees of the Company at the Company’s expense and subject to the supervision and control of the Plan Administrator.

(e)           Non-Alienation of Benefits.

(1)           No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.  No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person.  If any person entitled to benefits under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, or if any attempt shall be made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit, except as specifically provided in the Plan, then such benefits shall cease and terminate at the discretion of the Plan Administrator.  The Plan Administrator may then hold or apply the same or any part thereof to or for the benefit of such person or any

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dependent or Beneficiary of such person in such manner and proportions as it shall deem proper.

(2)           Notwithstanding the provisions of paragraph (e)(1) or any other provision of the Plan, payment of benefits to a divorced Spouse pursuant to a domestic relations order as defined under Section 414(p) of the Code, as determined by the Plan Administrator, shall be permitted at any time provided that the Participant is vested.  Distributions required by a domestic relations order shall be payable only in the form of a lump sum payment.

(f)            Section 409A Compliance.  The Company intends for this Plan to conform in all respects to the requirements under Section 409A of the Code, the failure of which would result in the imposition or accrual of penalties, interest or additional taxes under Section 409A of the Code (the “Section 409A Requirements”). Accordingly, the Company intends for this Plan to be interpreted, construed, administered and applied in a manner as shall meet and comply with the Section 409A Requirements, and in the event of any inconsistency between this Plan and the Section 409A Requirements, this Plan shall be reformed so as to meet the Section 409A Requirements. Any reference in this Plan to Section 409A of the Code, or any subsection thereof, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings, notices and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A of the Code and regulations (proposed, temporary or final) issued by the Secretary of the Treasury under or interpreting Section 409A of the Code

(g)           Severability.  The invalidity of any portion of this Plan shall not invalidate the remainder and the remainder shall continue in full force and effect.

(h)           State Law. This instrument shall be construed in accordance with and governed by the laws of the State of Florida, to the extent not superseded by the laws of the United States.

IN WITNESS WHEREOF, this Plan is effective as of the date first written above and has been executed on the dates written below.

WALTER INDUSTRIES, INC.

December 17, 2008	By:	Larry E. Williams
Date
	Title:	Senior Vice President

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